Exhibit 99.1

FOR RELEASE
THURSDAY, OCTOBER 9, 2003 AT 4:05PM

                                                       Contact: Dennis J. Curtin
                                                         Chief Financial Officer
                                                    Phone:  1-800-544-4624 x3320

                    E-Z-EM, INC. ANNOUNCES RESULTS FOR FIRST
                             QUARTER OF FISCAL 2004

Westbury, New York; October 9, 2003--E-Z-EM, Inc. (Amex: EZM) announced today record net sales for the first fiscal quarter ended August 30, 2003. The Company reported net sales of $33,057,000 for the quarter, as compared to net sales of $30,280,000 for the first fiscal quarter of 2003. The Company attributed the sales increase to continued growth in its AngioDynamics subsidiary and in its CT imaging products and contrast injector systems.

Net results also improved over the first quarter of the previous fiscal year, with the Company reporting a net loss of $299,000, or ($.03) per basic and diluted share, as compared to a net loss of $741,000, or ($.07) per basic and diluted share, in the first fiscal quarter of 2003. Operating expenses for the current quarter included $572,000 (most of which were non-deductible for tax purposes), or $.05 per basic share, related to the previously announced plan to close the Company's device manufacturing facility in Puerto Rico and its heat-sealing operation in Westbury, New York. For the first fiscal quarter of the previous year, expenses included $582,000 (all of which were non-deductible for tax purposes), or $.06 per basic share, associated with the Company's common stock recapitalization. Other expense in this year's quarter was $35,000, versus other income in last year's quarter of $317,000. Last year's quarter was favorably affected by foreign currency fluctuations.

Commenting on the quarterly results, Anthony A. Lombardo, E-Z-EM President and CEO, stated, "The Company's net sales were up 9% from the same period of the previous year. Sales grew in each of our two radiology business segments, a continuation of the trends in interventional radiology and computed tomography
(CT) imaging that are fueling our market in general.

"Our AngioDynamics subsidiary performed well for the quarter, with sales growing 28% over the first fiscal quarter of 2003. Growth was driven primarily by sales of dialysis products, particularly our Dura-FlowTM catheter, and of our ELVSTM endovascular laser system--a new product launched last year for the treatment of varicose veins. Sales of angiographic catheters were also strong. Gross profit as a percent of net sales improved to 52% from 50% due to the higher level of sales, reduced freight costs and increased efficiencies at AngioDynamics' newly expanded production facility. Operating expenses as a percent of net sales remained level at 43%.

"Our core E-Z-EM segment achieved 2% sales growth for the quarter. Results in this segment were attributable to double-digit percentage sales growth in our family of CT Smoothies, and strong sales of EmpowerCT(R) injector systems. Growth in these areas, as well as in our Varibar(R) dysphagia line, continues to provide positive momentum, and more than offset a temporary decline in contract manufacturing due to the rescheduling of some shipments by two major customers. Gross profit as a percent of net sales declined to 37% from 38% due primarily to increased raw material costs. Operating expenses declined as a percent of net sales to 41% from 45%.

"We continue to implement our strategic plan of restructuring our operations to achieve greater efficiency. Transfer of device manufacturing from our plant in Puerto Rico and heat-sealing operations from our plant in Westbury, New York to a third party manufacturer is underway, and the plan is on target from both budgetary and operational perspectives. As previously announced, we anticipate taking expense charges related to this initiative in the remaining quarters of this fiscal year, and we expect that the related benefits will occur in fiscal year 2005.

"In keeping with our commitment to enhancing communications with our stockholders, we are pleased to host our first investor conference call Friday, October 10, 2003 at 10:00 AM EST. Interested parties should dial 973-582-2732 (meeting leader is Anthony Lombardo) to participate. A replay of the call will be accessible for approximately one week by dialing 973-341-3080 (PIN number 4192425)."

The Company's cash, cash equivalents and short-term marketable securities at August 30, 2003 were $16.4 million versus $18.0 million at May 31, 2003, and net book value per basic share was $8.46 at August 30, 2003 versus $8.77 at May 31, 2003. The change includes payment of the $.25 per share dividend in the quarter ended August 30, 2003. The Company's balance sheet and financial position remain strong.

About E-Z-EM, Inc.

E-Z-EM is the world's largest manufacturer of contrast agents for gastrointestinal radiology. The Company has developed the only CT injector on the market that can help detect contrast extravasation, the EmpowerCT(R) with patented EDA(TM) technology; it also offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system. E-Z-EM's wholly-owned subsidiary, AngioDynamics, manufactures a wide range of products, including angiographic, dialysis, PTA dilation, thrombolytic, image-guided vascular access, endovascular laser venous system, as well as abdominal infection drainage products. AngioDynamics' focus is on diagnostic and therapeutic products for interventional radiology and other areas of minimally invasive surgery. For additional information, please contact Tom Johnson at 1-800-544-4624, ext. 3317, (E-mail: tjohnson@ezem.com) or visit our corporate
                                    -----------------
web site at www.ezem.com.
            ------------

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as "expects", "intends", "anticipates", "plans", "believes", "seeks", "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, market acceptance of virtual colonoscopy as a new imaging procedure, the size and quantity of orders for RSDL, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from Group Purchasing Organizations, competition, including alternative procedures which continue to replace traditional fluoroscopic procedures, as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Form 10-Q for the quarter ended August 30, 2003, as well as its Annual Report on Form 10-K for the year ended May 31, 2003, may affect the actual results achieved by the Company.

                                      # # #

FINANCIAL RESULTS OF FIRST QUARTER FOR E-Z-EM, INC. (AMEX-EZM)

                                                                         FIRST QUARTER ENDED
                                                                         -------------------

                                                       August 30,           August 31,           Inc. (Dec.)
                                                          2003                 2002             2003 vs. 2002
                                                          ----                 ----             -------------
Income Statement Data:
----------------------

  Net Sales
      E-Z-EM                                          $22,642,000          $22,183,000                2%
      AngioDynamics                                   $10,630,000           $8,328,000               28%
      Eliminations                                      ($215,000)           ($231,000)              --
                                                      --------------------------------
                                                      $33,057,000          $30,280,000                9%

  Gross Profit (Loss)
      E-Z-EM                                           $8,406,000           $8,333,000                1%
      AngioDynamics                                    $5,535,000           $4,168,000               33%
      Eliminations                                        $28,000              ($4,000)              --
                                                      --------------------------------
                                                      $13,969,000          $12,497,000               12%

  Gross Profit as a
  Percent of Sales                                           42.3                 41.3               --

  Operating Expenses
      E-Z-EM                                 (1)       $9,342,000          $10,008,000               -7%
      AngioDynamics                                    $4,592,000           $3,608,000               27%
      Eliminations                                                                                   --
                                                      --------------------------------
                                                      $13,934,000          $13,616,000                2%

  Operating Profit (Loss)
      E-Z-EM                                 (1)        ($936,000)         ($1,675,000)              44%
      AngioDynamics                                      $943,000             $560,000               68%
      Eliminations                                        $28,000              ($4,000)              --
                                                      --------------------------------
                                                          $35,000          ($1,119,000)              --

  Other Income (Expense)                                 ($34,000)            $317,000               --

  Earnings (Loss) Before Income Taxes                      $1,000            ($802,000)              --

  Income Tax Provision (Benefit)                         $300,000             ($61,000)              --

  Net Loss                                              ($299,000)           ($741,000)              60%

  Loss Per Common Share
      Basic and diluted                                    ($0.03)              ($0.07)              57%

  Weighted Average Common Shares
      Basic and diluted                                10,161,594            9,993,566               --

(1) - current quarter amount includes plant closing and operational restructuring costs of $572,000; prior quarter amount includes costs associated with the Company's common stock recapitalization of $582,000.